Exhibit 10.20

Factory Lease Contract

Contract Number: [*]

Contract signed in: Xinhui District, Jiangmen City

Party A (lessor): Guangdong Huadian Technology Industry Co., Ltd.

Party B (lessee): Jiangmen Treasure Success Business Consultancy Co., Ltd.

Both Party A and Party B, in line with the principle of equality, integrity, mutual benefit for Party A to lease Party B certain factory area (the “Lease”) and after discussion, agree to enter into this Contract.

1.	BASIC CONDITIONS OF THE LEASE

1.	Lease area address: Party A shall lease the factory area located in first floor workshop (west area), parts of second floor and third floor workshops, Block B, (Workshop #2), 3, Jin Hua Road, Huicheng, Xinhui District, Jiangmen City (The Property) (see Annex 1) to Party B for the operation and usage of Party B.

2.	Lease Term: The Lease Term is 5 years from January 1, 2021 to December 31, 2025.

3.	Lease area: Total area of the Lease is 4,100 m2. Among that, 2,300m2 is on the first floor, 1,700m2 is on the second floor and 100m2 is on the third floor.

4.	Lease payments: In the first year of the Lease, rental of the first floor is Rmb 13.13/square meter/month, rental of the second floor is Rmb 11.38/square meter/ month, rental of the third floor is Rmb 7.00/square meter/month. In the second year of the Lease, rental of the first floor is Rmb15.75/square meter/month, rental for the second floor is Rmb 13.65/square meter/month, rental of the third floor is Rmb 8.40/square meter/month. From the third year, the rentals shall increase by 5% annually. Property management fee is included in the rental above to cover public supporting expenses such as home or peripheral sanitation and greening.

5.	Payment method: The rental is to be paid monthly, by Party B on or before the 12th day of each month by bank transfer to party A to settle rental of the month. Party A shall issue VAT invoice to Party B with appropriate tax rates.

6.	Rental deposit: Both Party A and Party B agree that after signing this Contract, Party B shall pay a rental deposit of Rmb180,000.00 and a one-time payment of Rmb 30,000 as utility deposit to Party A within 5 days. Party A shall issue separate receipts to Party B after receiving the above deposits.

7.	Other costs: Party B is responsible for paying the utilities, equipment installation (excluding installation of the master water meter and master electricity meter, transformer equipment which are to be borne by Party A) or cost of repair, maintenance, replacement and other related costs due to Party B’s own business needs. The water charge is to be ascertained according to the water meter readings. Party B shall, on or before the 6th of every month, reply to confirm previous month’s meter reading. Failing to reply will be considered consent. Party B shall, on or before the 12th day of each month to settle other costs of the previous month to Party A.

The water and electricity charges shall be ascertained in accordance with the unified charging standards of Huadian Science and Technology Park (further notice will be served in the event of an adjustment in electricity charges). VAT invoices on utilities with the applicable tax rate shall be issued to Party B. Electricity and water charges should be calculated as follows:

(1)	Party B’s electricity = (according to the actual electricity usage in flat, low, peak hours X charging rates announced by the power supply bureau in flat, low, peak hours) plus a 3% of wastage of the total electricity consumption and a fee for increase of power supply for Party B (Rmb 23 X 400 units of electricity consumption = Rmb 9,200);

If Party B has production expansion later, and requires an increase in electricity supply, Party B can apply to Party A in advance in writing. The two Parties shall negotiate for the costs related to the increase.

(2)	Party B’s water charges = Party B’s monthly water usage in tons X Rmb 3.80.

8.	During the Lease term, Party A provides Party B with the right to use 5 parking spaces (Party A designated location). Party B is exempt from any rental fees for the 5 parking spaces. Party B should reasonably use the parking spaces and do not arbitrarily park inappropriate vehicles. Party A only provides parking spaces for party B to use, and is not responsible for the custody and management of Party B’s vehicles. If Party B needs to increase the parking spaces in the future, Party B should negotiate with Party A, and both Parties shall enter into a parking space rental Contract.

9.	Party A’s account information is as follows:

Bank of Account: Xinhui Branch of Industrial and Commercial Bank of China Co., Ltd

Account Holder: Guangdong Huadian Technology Industry Co., Ltd

Bank Account Number: [*]

2.	PURPOSE OF LEASING

Party B undertakes that Property shall be used as the company's design, production, processing, sales, commerce, office and other purposes, and Party B shall abide by the relevant provisions on the use and property management in accordance with the principle of who operates in the Property should also manage it, and conduct business in a civilized way. If Party B needs to increase the use of other projects or change the use of the Property, Party B must obtain written consent of Party A and approvals from other relevant regulatory bodies. Otherwise it could be a breach of the Contract and Party A has the right to terminate this Contract before its expiry.

3.	PARTY A’S RIGHTS AND OBLIGATIONS

1.	Party A shall pass the custody of the Property to Party B on January 1, 2021, and Party B shall sign the transfer of items on the day of admission.

2.	During the Lease Term, if Party B, in the normal use of the Property, find that there is a structural damage or disorders in the building, Party B should promptly notify Party A to repair. Party A should, upon being notified by Party B, conduct the repair as soon as possible. If the damage and disorders are not caused by Party B, Party A shall be responsible for the costs of repairs.

3.	PARTY B’S RIGHTS AND OBLIGATIONS

1.	Party A shall pass the Property as it is (including simple decoration, cargo elevator and fire prevention facilities) to Party B for use. During the Lease Term, Party B shall bear the maintenance and repair costs of the cargo elevator and shall make reasonable use of and take care of the Property and its facilities. For any damage and malfunction of the Property and its ancillary facilities due to the use of Party B, Party B shall be responsible for maintenance and bear the cost. If Party B refuses to repair, Party A has the right to carry out the repair on behalf of Party B and the cost is to be borne by Party B.

2.	During the Lease Term, Party B may, according to their own operating characteristics, renovate or install new living and production facilities (If the science and technology park's master water meter and master electricity meter are provided and installed by Party A, all the water and electricity branch installations are to be responsible by Party B). However, in principle, Party B cannot damage the original construction structure, the plan for the renovation and additions needs to be agreed by Party A and approved by the relevant government departments. Reporting to relevant government departments, on-site supervision inspection, completion and acceptance of the relevant work, and the related costs are to be responsible by Party B.

3.	During the Lease Term, Party A has the right to urge Party B to do a good job in fire, safety, environmental protection, hygiene and other work. Party B shall strictly abide by the provisions of the Fire Protection Law of the People's Republic of China, the Environmental Protection Law of the People's Republic of China, the Production Safety Law of the People's Republic of China and other relevant requirements during the Lease Term, and actively do a good job in fire protection, environmental protection, etc. Otherwise, all responsibilities and losses caused by the breaches shall be borne by Party B.

4.	During the Lease Term, Party B must strictly abide by the safety, fire, health provisions in the Science and Technology Park, as well as provisions on personnel, materials in and out. Party B is directly responsible for the associated safety, fire, hygiene of the Property. During the Lease Term, Party B shall be responsible in case of a fire, theft and other accidents. Party B shall ensure that production supplies meet environmental protection requirements, not to store flammable and explosive items, production and operation does not endanger human health or cause pollution of the environment.

5.	If Party B needs to set up billboard(s) in the public area in the science and technology park, Party B shall apply to Party A in advance in writing, and submit the design. Party B can install the billboard after obtaining the consent of Party A. Party A will charge an appropriate rent depending on the size of the billboard.

6.	During the Lease Term, Party B shall compensate Party A for damage, fire and loss of value caused by poor custody of the Property. In case of the above causing safety issues arisen from the damage of the Property, Party A has the right to terminate the Contract prior to its expiry and all the losses shall be borne by Party B;

7.	Party B shall pay the rental to Party A on time, and after three years of the Lease, the rental shall increase by 5% per year, and the associated rental shall be as follows:

First year: (January 1, 2021 to December 31, 2021) Rmb 50,245 per month (of which Rmb 30,147 is rental and Rmb 20,098 is charged for property management);

Second year: (January 1, 2022 to December 31, 2022) Rmb 60,270 per month (of which Rmb 36,162 is rental and Rmb 24,108 is charged for property management);

Third year: (January 1, 2023 to December 31, 2023) Rmb 63,284 per month (of which Rmb 37,970 is rental and Rmb 25,314 is charged for property management).

Fourth year: (January 1, 2024 to December 31, 2024) Rmb 66,448 per month (of which rental is Rmb39,869 and Rmb 26,579 is charged for property management).

Fifth year: (January 1, 2025 to December 31, 2025) Rmb 69,770 per month (of which Rmb 41,862 is rental and Rmb 27,908 is charged for property management).

5.	RESPONSIBILITIES FOR BREACH OF CONTRACT

1.	Late payment liability: Party B shall pay Party A according to the contract amount and date. In case of overdue, Party A shall have the right to charge Party B a late fee of one thousandth of the current rental amount on a daily basis. If Party B fails to settle overdue rental for 30 days, Party A shall have the right to terminate the Contract at any time and to recover the Property; Party B shall move out unconditionally, and make up the balance owed for the Property; and Party B shall pay Party A a default penalty equivalent to three month of the rental (with the rental for the last year of the Lease Term as the billing standard).

If Party B fails to pay the utility bill within 10 days of the expiration of the due date, Party A shall have the right to deduct directly from the utility deposit. If the utility deposit is insufficient for the deduction, and Party B’s payment obligation is not fulfilled after party A's collection effort, Party A shall make a water and electricity outage until Party B pays all the outstanding expenses to Party A.

2.	Party B cannot place more than 0.75 tons/square meter of weight for objects or production equipment in the Property. In violation of this provision, Party A has the right to request Party B to restore the damaged areas or to compensate for any losses caused.

3.	If Party B changes the purpose of the Property, renovates the Property or installs additional structures without obtaining written consent of Party A or work beyond the scope of Party A's written consent, Party A has the right to terminate the Contract at any time, recover the Property; Party B shall unconditionally move out and compensate Party A for the loss.

4.	If Party B sublet to a third party (including a subsidiary of Party B) without obtaining written consent from Party A, Party A has the right to terminate the Contract at any time, recover the Property and all facilities; Party B shall unconditionally move out and compensate Party A for the loss.

5.	Party A and Party B agree that within the first 30 months of the Lease Period, Neither Party shall terminate the Contract. Otherwise, the Party who breaches this provision shall compensate for the losses of another Party. After the first 30 months of the Lease Period, if one Party withdraws the Lease, it shall notify the other party 3 months in advance of the termination. The other Party shall have the right to demand for compensation in accordance to the following: (the rental shall be based on the monthly rental fee for the last year of the Lease Term):

(1) If the actual leased term ≥ 50 months of the Lease term, the Party in breach shall pay another Party compensation equals to one month of rental;

(2) 30 months ≤ if the actual leased term < 50 months, the Party in breach shall pay another Party compensation equals to two-month of rental;

If Party B withdraws the Lease before its expiry, Party A shall have the right to deduct any compensation mentioned above from the rental deposit. If the rental deposit is not sufficient to cover the compensation, Party B shall pay the balance of the compensation to Party A. Upon that, Party B shall return the original rental deposit receipt to Party A. If Party A requests for early termination and recovers the Property, Party A shall, in addition to the above compensation, returns the rental deposit and any balance of monthly rental to Party B.

6.	CONDITIONS FOR THE TERMINATION OF THIS CONTRACT

1.	Both Party A and Party B agree that during the Lease Term, if one of the following circumstances occurs, this Contract will automatically terminate, the two Parties shall not be liable to each other:

(1) The land use right of the Property is withdrawn before expiry according to law;

(2) The Property is requisitioned in accordance with the law in the public interest;

(3) The Property is included in any of the relocation/demolition areas for town planning according to law;

(4) The Property has been damaged, destroyed or identified as dangerous;

(5) The occurrence of force majeure makes this contract unenforceable;

(6) The Government has decided to expropriate the land where the Property is located and to demolish it.

2.	Party A and Party B both agree that if one of the following circumstances occurs, one Party may notify the other Party in writing to terminate the contract. The Party in breach shall pay the other Party double of the monthly rental (based on the last year's monthly rental) as compensation and, if the above compensation is insufficient to compensate the loss of the other Party, the Party in breach shall also compensate for the loss:

(1)	Party B has not obtained party A's consent to change the use of the Property and result in damage of the Property;
(2)	The main structure of the Property is damaged and that is caused by Party B;
(3)	Party B sublets the Property or to exchange the Property with another party without authorization from Party A
(4)	Party A causes that Party B's production cannot be carried out normally and causes losses to Party B;
(5)	The Project is subject to a pledge before the Lease, and is being enforced;
(6)	This Contract shall be deemed irrevocable or not cancellable except for the achievement of the conditions for termination in this Contract;
(7)	Party B shall abide by the Annex "Responsibility for Lease Penalty" and "Property Management of Huadian Science and Technology Park”. If Party B violates the rules in a serious manner, Party A reserves the right to terminate the Contract.

7.	TERMINATION

1.	The Lease expires. Party A has the right to recover the Property, and will inform Party B one month in advance, so that Party B to make arrangements in advance. Party B shall vacate for the delivery of the Property on time and ensure that its condition are in a good standard (including interior with normal wear-out), and settle the expenses to be borne by Party B and sign the confirmation of withdrawal. If Party B is required to continue to lease the Property, Party B shall submit a written request to Party A for renewal of the Lease and re-sign the Lease Contract with the consent of Party A three months before the expiration of the Lease Term. Upon expiry of the Lease Term, if Project A lease the Property, under equal conditions, Party B has the priority to lease the Property;

2.	After the expiration of the Lease Term or the termination of the Contract between the two Parties, Party B can handle its own removable objects, but Party B cannot remove or damage anything built into the structure of the wall of the building (such as wall cabinets, wires, fire extinguishing facilities, etc.), and Party A shall not make any compensation to Party B. If Party B wants to remove those items, it shall obtain written consent from Party A. Otherwise, Party B shall be responsible for all relevant repair costs caused in the removal;

3.	If any Party to the Contract breaches and the Contract cannot continue to be performed, the Parties shall determine a specific time for termination of the Contract and sign a contract on the termination. Party B must keep the receipt of the rental deposit and utility deposit. Party A shall, in accordance to the appropriate conditions, refund the rental deposit and utility deposit to Party B.

8.	OTHER TERMS

1.	For issues not covered in this Contract, if Party A and Party B both agree, they can conclude a supplementary Contract. The supplementary Contract and annexes to this Contract are an integral part of this Contract.

2.	Party A and Party B both in signing this contract, clearly understand their respective rights, obligations and responsibilities, and are willing to follow the Contract strictly. If one Party breaches the Contract, the other Party has the right to act in accordance with these Provisions to demand for compensation. The Party in breach shall bear litigation fees, preservation fees, attorneys' fees and so on to recover the compensation.

3.	In case of any disputes arising between Party A and Party B in the performance of this Contract, the disputes should be resolved through negotiation for a settlement. If the negotiation fails to resolve the dispute, both Parties may, in accordance with the law, file a lawsuit with the people's court where the Contract was signed.

4.	This Contract shall have two copies, Party A and B each holds one. Both copies are equally effective.

Annex 1: Property sketches.

Annex 2: Responsibilities for safe production in leased premises.

Annex 3: General treaty for property management at Huadian Science and Technology Park.

Party A: /s/ Guangdong Huadian Technology Industry Co., Ltd.

Address: 3 Jin Hua Road, Xinhui District, Jiangmen City

Contact: 0750-6628219 Contact:

Date: Year Month Day

Party B: /s/ Jiangmen Treasure Success Business Consultancy Co., Ltd

Date: Year Month Day